  Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES FIRST QUARTER EARNINGS AND DIVIDEND
CONTACT:
Neil Hayslett, EVP/Chief Operating Officer
540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—April 29, 2019—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ending March 31, 2019.

Selected highlights for the quarter include:

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Net income of $1.29 million;
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Net interest margin of 4.67%;
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Net interest income increased $270,000;
●
Loans held for investment increased $5.4 million and $21.5 million, respectively for the quarter and trailing 12 months;
●
Total deposits increased $9.5 million and $32.2 million, respectively for the quarter and for the trailing 12 months.

Mark Hanna, President, commented “Our first quarter earnings of $1,29 million were weighed down by an increase in our provision for loan losses and a write-down on a piece of OREO property. While this is a $686,000 decrease compared to the first quarter of 2018, our pre-tax core operating earnings increased slightly in 2019 to $3.06 million versus $3.020 million in 2018. Core operating earnings excludes provision for loan losses and $268.000 of OREO losses in 2019. Core operating earnings continue to be fueled by a strong net interest margin of 4.67%.”

Mr. Hanna continued, ‘Non-performing loans and assets were virtually flat versus fourth quarter and down significantly versus second and third quarter 2018. We continue to work through several long-term problem assets, many of which pre-date the last recession. During the first quarter we charged $1,450,000 to the provision for loan losses and had net charge-offs of $1,757,000. These charge-offs put us in a better position to move some of these problem assets off of our balance sheet within the coming quarters.”

Mr. Hanna further stated, “We continue to be busy with new and updated facilities. In March we completed the relocation of our Edinburg branch to a completely renovated office at 300 Stoney Creek Blvd, Edinburg. We anticipate that our Stuarts Draft Office, located at 2782 Stuarts Draft Highway will open in July. While the level of branching that we have undertaken in recent years has added to our overhead costs, we are beginning to realize the benefits of the deposit growth across our footprint as evidenced by our quarterly and year over year deposit growth.

On April 24, 2019 our Board of Directors declared a first quarter dividend of $.25 per share to common shareholders. Based on our most recent trade price of $31.40 per share this constitutes a 3.18% yield on an annualized basis. The dividend will be paid on May 15, 2019, to shareholders of record as of May 1, 2019.”

 Highlights of our financial performance are included below.
F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.
This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

	2019	2018
	Q1	Q4	Q3	Q2	Q1
Net Income (000's)	$1,287	$2,910	$2,515	$1,687	$1,973
Net Income available to Common	$1,208	$2,807	$2,412	$1,583	$1,870
Earnings per common share	$0.38	$0.87	$0.75	$0.49	$0.57

Return on Average Assets	0.67%	1.48%	1.29%	0.91%	1.11%
Return on Average Equity	5.68%	12.51%	10.82%	7.38%	8.75%
Dividend Payout Ratio exc Special Dividend	65.79%	28.83%	33.33%	51.37%	43.53%
Dividend Payout Ratio with Special Dividend					78.35%

Net Interest Margin	4.67%	4.68%	4.56%	4.64%	4.78%
Yield on Average Earning Assets	5.54%	5.50%	5.30%	5.29%	5.38%
Yield on Average Interest Bearing Liabilities	1.21%	1.14%	1.04%	0.94%	0.87%
Net Interest Spread	4.33%	4.36%	4.26%	4.35%	4.51%

Provision for Loan Losses (000's)	$1,450	$450	$450	$1,350	$680
Net Charge-offs	$1,757	$2,483	$283	$660	$309
Net Charge-offs as a % of Loans	1.09%	1.55%	0.18%	0.42%	0.20%
Non-Performing Loans (000's)	$10,587	$10,205	$15,240	$14,977	$7,730
Non-Performing Loans to Total Assets	1.36%	1.31%	1.96%	1.94%	1.06%
Non-Performing Assets (000's)	$12,761	$12,648	$17,303	$17,011	$9,758
Non-Performing Assets to Assets	1.64%	1.62%	2.23%	2.21%	1.34%

Efficiency Ratio	67.15%	63.09%	66.71%	65.80%	66.52%

F & M Bank Corp. Financial Highlights
	For Three Months Ended March 31,
INCOME STATEMENT	Unaudited 2019	Unaudited 2018
Interest and Dividend Income	$9,531,545	$8,742,630
Interest Expense	1,497,914	979,295
Net Interest Income	8,033,631	7,763,335
Non-Interest Income	1,789,184	1,733,057
Provision for Loan Losses	1,450,000	680,000
Other Non-Interest Expenses	7,029,463	6,476,020
Income Before Income Taxes	1,343,352	2,340,372
Provision for Income Taxes	79,062	378,634
Less Minority Interest (income)/loss	22,240	10,835
Net Income	$1,286,530	$1,972,573
Dividend on preferred stock	78,750	103,323
Net Income available to common shareholders	$1,207,780	$1,869,250
Average Common Shares Outstanding	3,210,042	3,255,291
Net Income Per Common Share	.38	.57
Dividends Declared	.25	.45

BALANCE SHEET	Unaudited March 31, 2019	Unaudited March 31, 2018
Cash and Due from Banks	$9,271,766	$8,481,487
Interest Bearing Bank Deposits	1,015,015	886,054
Federal Funds Sold	5,073,000	-
Loans Held for Sale	44,528,477	33,231,067
Loans Held for Investment	644,213,269	622,721,611
Less Allowance for Loan Losses	(4,932,482)	(6,415,485)
Net Loans Held for Investment	639,280,787	616,306,126
Securities	21,634,299	20,039,046
Other Assets	59,004,539	50,043,918
Total Assets	$779,807,883	$728,987,698

Deposits	$600,835,607	$568,599,936
Short Term Debt	30,000,000	3,640,000
Long Term Debt	39,024,981	48,542,305
Other Liabilities	17,972,299	16,544,403
Total Liabilities	687,832,887	637,326,644
Preferred Stock	5,591,623	7,528,873
Common Equity	86,383,373	84,132,181
Stockholders’ Equity	91,974,996	91,661,054
Total Liabilities and Stockholders’ Equity	$779,807,883	$728,987,698
Book Value Per Common Share	$26.96	$25.84
Tangible Book Value Per Common Share	$27.96	$25.99

SOURCE:
F & M Bank Corp.
CONTACT:                    Neil Hayslett, EVP/Chief Operating Officer
          540-896-8941 or NHayslett@FMBankVA.com

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